E Master Repurchase Agreement

September 1996 Version

Dated as ofSeptember 19, 2008
Between: Buyer: WILMINGTON TRUST COMPANY, as agent for Cedric LLC
Seller: RAIT CRE Holdings, LLC
1	Applicability

From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other party (“Buyer”) securities or other assets (“Securities”), against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2	Definitions

(a)	“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)	“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(c)	“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)	“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

(e)	“Confirmation”, the meaning specified in Paragraph 3(b) hereof,

(f)	“Income”, with respect to any Asset at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)	“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)	“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)	“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)	“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) as of such date (unless contrary to market practice for such Securities);

(k)	“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(l)	“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

(m)	“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);

(n)	“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;

(o)	“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

(p)	“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction hereunder, and any Securities substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)	“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)	“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)	“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)	“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

3	Initiation; Confirmation; Termination

(a)	An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(b)	Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Securities, identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

(c)	In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) against the transfer of the Repurchase Price to an account of Buyer.

4	Margin Maintenance

(a)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which the Seller is acting as Buyer).

(c)	If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the close of business in the relevant market on the next business day following such notice.

(d)	Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.

(e)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).

5	Income Payments

Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

6	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.

8	Segregation of Securities

To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

Required Disclosure for Transactions in Which the Seller

Retains Custody of the Purchased Securities

Seller is not permitted to substitute other securities for those subject to this Agreement and therefore must keep Buyer’s securities segregated at all times, unless in this Agreement Buyer grants Seller the right to substitute other securities. If Buyer grants the right to substitute, this means that Buyer’s securities will likely be commingled with Seller’s own securities during the trading day. Buyer is advised that, during any trading day that Buyer’s securities are commingled with Seller’s securities, they [will] * [may] ** be subject to liens granted by Seller to [its clearing bank] * [third parties] ** and may be used by Seller for deliveries on other securities transactions. Whenever the securities are commingled, Seller’s ability to resegregate substitute securities for Buyer will be subject to Seller’s ability to satisfy [the clearing] * [any]** lien or to obtain substitute securities.

*	Language to be used under 17 C.F.R. b403.4 (e) if Seller is a government securities broker or dealer other than a financial institution.

**	Language to be used under 17 C.F.R. b403.5(d) if Seller is a financial institution.

9	Substitution

(a)	Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b)	In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

10	Representations

Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

11	Events of Default

In the event that (i) Seller fails to transfer or Buyer fails to purchase Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to comply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):

(a)	The Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to the Seller of the exercise of such option as promptly as practicable.

(b)	In all Transactions in which the Seller is acting as Seller, if the Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the Seller’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, and (iii) the Seller shall immediately deliver to the Buyer any Purchased Securities subject to such Transactions then in the Seller’s possession or control.

(c)	In all Transactions in which the Seller is acting as Buyer, upon tender by the Buyer of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Securities subject to such Transactions shall be deemed transferred to the Buyer, and the Seller shall deliver all such Purchased Securities to the Buyer.

(d)	If the Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the Buyer, without prior notice to the Seller, may:

(i)	as to Transactions in which the Seller is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the Buyer may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the Seller credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder; and

(ii)	as to Transactions in which the Seller is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the Buyer may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Securities that are not delivered by the Seller to the Buyer as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Asset, the Buyer may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)	As to Transactions in which the Seller is acting as Buyer, the Seller shall be liable to the Buyer for any excess of the price paid (or deemed paid) by the Buyer for Replacement Securities over the Repurchase Price for the Securities replaced thereby and for any amounts payable by the Seller under Paragraph 5 hereof or otherwise hereunder.

(f)	For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the Seller is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the Buyer of the option referred to in subparagraph (a) of this Paragraph.

(g)	The Seller shall be liable to the Buyer for (i) the amount of all reasonable legal or other expenses incurred by the Buyer in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h)	To the extent permitted by applicable law, the Seller shall be liable to the Buyer for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Seller to the Buyer under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)	The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

12	Single Agreement

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13	Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

14	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

15	Non-assignability; Termination

(a)	The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(b)	Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

16	Governing Law

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18	Use of Employee Plan Assets

(a)	If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)	Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)	By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is the Seller in any outstanding Transaction involving a Plan Party.

19	Intent

(a)	The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction would render such definition inapplicable).

(b)	It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)	The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Securities subject to such Transaction would render such definition inapplicable).

(d)	It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

20	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a)	in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)	in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)	in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to the Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

[signatures on following page]

BUYER:
WILMINGTON TRUST COMPANY, as agent for	SELLER:
Cedric	RAIT CRE HOLDINGS, LLC
By: /s/ Dorri Costello	By: Taberna Realty Financial Trust, its managing member By: /s/ James J. Sebra

Name: Dorri Costello Title: Financial Services Officer Date:	Name: James J. Sebra Title: SVP & CAO Date:

Annex I

Supplemental Terms and Conditions

This Annex I (“Annex I”) and the attached Annex II (“Annex II”) form a part of the Master Repurchase Agreement dated as of September 19, 2008 (the “Master Repurchase Agreement” and, collectively with Annex I and Annex II, the “Repurchase Agreement”), between the buyer, WILMINGTON TRUST COMPANY, as agent (in such capacity, “Buyer”) for Cedric LLC, a Delaware limited liability company, and RAIT CRE HOLDINGS, LLC (“Seller”). To the extent that the terms of this Annex I conflict with the terms of the Master Repurchase Agreement, the terms of this Annex I shall control.

1.	DEFINITIONS.

(a)	The following definitions are hereby added to the Master Repurchase Agreement, which shall be used for all purposes in the Master Repurchase Agreement and this Annex.

(i)	“Accrual Period” shall mean, (i) initially, the period of time commencing on the Purchase Date and ending on the first Payment Date thereafter, and (ii) thereafter, each period commencing on the last day of the preceding Accrual Period and ending on the earlier of the Repurchase Date or the next succeeding Payment Date.

(ii)	“Affiliate” shall mean, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

(iii)	“Affiliate Repurchase Agreement” shall mean that certain Master Repurchase Agreement, dated as of the date hereof, between Taberna Loan Holdings, LLC as seller and Wilmington Trust Company, as agent for Cedric LLC, as buyer.

(iv)	“Agency Agreement” shall mean that certain Agency Agreement, dated as of the date hereof, between Buyer and Cedric.

(v)	“Aggregate Purchase Price” shall mean an amount equal to the sum of (i) the Purchase Price and (ii) the “Purchase Price” as defined in the Affiliate Repurchase Agreement.

(vi)	“Applicable Law” shall mean, for any Person or Property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

(vii)	“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

(viii)	“Business Day” shall mean any day excluding Saturday, Sunday, any day on which banks located in the State of New York or the State of Delaware are authorized or permitted to close for business and any day on which the New York Stock Exchange is closed.

(ix)	“Buyer” shall mean Wilmington Trust Company, as agent for Cedric.

(x)	“Cedric” shall mean Cedric LLC, a Delaware limited liability company.

(xi)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(xii)	“Collateral” shall have the meaning set forth in Paragraph 6 of this Repurchase Agreement.

(xiii)	“Commitment Fee” shall have the meaning set forth in the Purchase Confirmation.

(xiv)	“Default” shall mean any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

(xv)	“Effective Tangible Net Worth” shall mean, as to any Person, its Tangible Assets minus its Senior Liabilities.

(xvi)	“Event of Default” shall have the meaning given in Paragraph 11 of this Repurchase Agreement.

(xvii)	“Exchange Act Reports” shall mean reports filed by RAIT Financial Trust with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or any rules thereunder.

(xviii)	“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

(xix)	“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic, or other governmental authority having jurisdiction over Seller or Buyer, as applicable, or any of their respective businesses, operations or properties.

(xx)	“Guarantee Agreement” shall mean that certain Parent Guarantee Agreement dated as of the date hereof between Buyer and Parent Guarantors.

(xxi)	“Indebtedness” shall mean, with respect to Buyer and Seller, any obligation (whether present, future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money or relating to the payment or delivery of funds, securities or other property (including, without limitation, collateral), other than indebtedness in respect of any trade debt, bank deposits received in the ordinary course of business.

(xxii)	“Indemnified Amounts” shall have the meaning set forth in Section 7(a) of this Annex I.

(xxiii)	“Indemnified Parties” shall have the meaning set forth in Section 7(a) of this Annex I.

(xxiv)	“Intangible Assets” shall mean, as to any Person, at any time, all goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and right in any thereof and other similar intangible assets of such Person, as defined and determined in accordance with GAAP.

(xxv)	“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

(xxvi)	“Mandatory Monthly Payment Amount” shall mean for any Payment Date, an amount, not less than zero, equal to $333,333, provided Buyer actually receives such amount.

(xxvii)	“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, or financial condition of Seller, (b) the ability of Seller to perform its obligations under this Repurchase Agreement or any other Purchase Document to which it is a party, (c) the validity or enforceability of this Repurchase Agreement or any other Purchase Document, (d) the rights and remedies of Buyer under this Repurchase Agreement or any other Purchase Document, or (e) the timely payment of any amounts payable under this Repurchase Agreement or any other Purchase Document.

(xxviii)	“Net Worth Event” shall occur if RAIT Financial Trust fails to maintain an Effective Tangible Net Worth of at least $400,000,000 as of the end of any fiscal quarter

(xxix)	“Obligor” shall mean, with respect to any Purchased Asset, the Person or Persons obligated to make payments thereunder, including any guarantor thereof.

(xxx)	“Operative Documents” shall have the meaning given in Section 2(i) of this Annex I.

(xxxi)	“Parent Guarantors” shall mean (a) RAIT Financial Trust and (b) Taberna Realty Finance Trust.

(xxxii)	“Payment Date” shall mean, (a) initially, September 30, 2008 and (b) thereafter, the last Business Day of each month; provided that if there is a delay in the receipt of any Income during a particular month, the Buyer may extend, in its sole discretion, the applicable Payment Date for a time period not to exceed three additional Business Days.

(xxxiii)	“Periodic Price Differential Payment” shall have the meaning given in Section 2(b) of this Annex I.

(xxxiv)	“Permitted Liens” shall mean any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable, (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising in the ordinary course of business, securing obligations that are not overdue for a period of more than thirty (30) days, (c) Liens granted pursuant to or by this Repurchase Agreement, or (d) Liens created by or through Buyer.

(xxxv)	“Person” shall mean an individual, partnership, firm, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision or instrumentality thereof) or other entity.

(xxxvi)	“Post-Default Rate” shall, mean in respect of any amount under this Repurchase Agreement which is not paid when due to any Secured Party at the stated Repurchase Date or otherwise when due, a rate per annum determined on a 360-day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the Pricing Rate plus 700 basis points.

(xxxvii)	“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible.

(xxxviii)	“Purchase Confirmation” shall mean the irrevocable written purchase confirmation, substantially in the form of the attached Exhibit A.

(xxxix)	“Purchase Documents” shall mean this Repurchase Agreement, the Parent Guarantee, the Warrant Agreements, the UCC financing statement(s) filed pursuant to the terms of this Repurchase Agreement and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

(xl)	“Purchased Assets” shall mean each of the assets described on the attached Schedule A hereto.

(XLI)	“REIT” shall mean real estate investment trust, as defined in Section 856(a) of the Code.

(xlii)	“REIT Status” shall mean with respect to any Person, such Person’s status as a real estate investment trust, as defined in Section 856(a) of the Code, that satisfies the conditions and limitations set forth in Section 856(b) and 856(c) of the Code.

(xliii)	“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, chief accounting officer, the treasurer or chief operating officer of such Person, any duly authorized officer of such Person with direct responsibility for the administration of this Repurchase Agreement and also, with respect to a particular matter, any other duly authorized officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

(xliv)	“Secured Party” or “Secured Parties” shall mean Buyer, and all assignees and participants of Buyer.

(xlv)	“Securitization Transaction Documents” shall mean each of the transaction documents executed in connection with the issuance of the Purchased Assets.

(xlvi)	“Seller” shall mean RAIT CRE Holdings, LLC.

(xlvii)	“Senior Liabilities” shall mean the sum of total liabilities, including Capital Lease Obligations and all reserves for deferred taxes and other deferred items appearing on the liabilities side of a balance sheet, determined in accordance with GAAP.

(xlviii)	“Specified Transaction” means any transaction (including an agreement with respect thereto) (i) in the case of Buyer, between Buyer or its Affiliates and Seller, and (ii) in the case of Seller, between Seller and any other person or entity, including, without limitation, Buyer and its Affiliates, that is a rate-swap transaction, swap option, basis swap, forward-rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, commodity transaction, credit derivative transaction, repurchase or reverse repurchase transaction, forward bond purchase transaction, buy/sell-back transaction, securities lending transaction, exchange-traded futures transaction, prime brokerage or margin lending transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, currency option or securities contract, repo transaction, stock lending transaction or any other similar transaction (including, without limitation, any option with respect to any of these transactions) or any combination of any of the foregoing transactions.

(xlix)	“Tangible Assets” shall mean for any Person, Total Assets exclusive of Intangible Assets.

(l)	“Total Assets” shall mean as to any Person, at any time, all assets of such Person, as defined and determined in accordance with GAAP.

(li)	“Taxes” shall mean any present or future taxes, levies, imposts, duties, charges, assessments, deductions, withholdings or fees of any nature and all liabilities (including interest, penalties, and additions thereto) that are imposed, levied, collected, withheld or assessed by any Governmental Authority, without duplication.

(lii)	“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in the Purchased Assets or the priority of the security interest in the Purchased Assets are governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(liii)	“Warrant Agreements” shall mean (a) that certain Warrant Agreement, dated as of the date hereof, made by RAIT Financial Trust in favor of Cedric, and (b) that certain Warrant Issuance Agreement, dated as of the date hereof, between RAIT Financial Trust and Cedric.

(b)	The following definitions set forth in the Master Repurchase Agreement are hereby deleted in their entirety and replaced with the following definitions, which shall be used for all purposes in the Master Repurchase Agreement and this Annex I.

(i)	“Act of Insolvency” shall mean, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within sixty (60) days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

(ii)	“Income” shall mean, with respect to any Purchased Asset at any time, any principal thereof and all interest, dividends or other distributions thereon.

(iii)	“Pricing Rate” shall mean, at any date of determination, a rate per annum equal to 1300 basis points (13.0%).

(iv)	“Purchase Price” shall initially mean an amount equal to $3,000,000, the price at which the Purchased Assets are transferred by Seller to Buyer on the Purchase Date, as subsequently reduced by the amount of any cash applied to reduce the Purchase Price (but not the Price Differential) pursuant to Paragraphs 4 and 5 hereof.

(v)	“Repurchase Date” shall mean, with respect to the Purchased Assets, the 9th Payment Date following the date of this Repurchase Agreement, or any earlier Payment Date that Seller designate as the Repurchase Date; provided that Seller shall have notified Buyer at least 5 days prior to such Payment Date.

(vi)	“Repurchase Price” shall mean the price at which Purchased Assets are to be transferred from Buyer to Seller on the Repurchase Date, which will be equal the sum of (i) the Purchase Price and (ii) the accrued and unpaid Price Differential as of the Repurchase Date.

2.	MODIFICATIONS TO MASTER REPURCHASE AGREEMENT.

(a)	Paragraph 1 of the Master Repurchase Agreement is hereby deleted in its entirety and the following is substituted therefor:

“On the Purchase Date the parties hereto shall enter into a transaction in which Seller agrees to sell the Purchased Assets to Buyer, against the transfer of funds (net of any fees) by Buyer, with a simultaneous agreement by Buyer to sell to Seller the Purchased Assets on the Repurchase Date, against the transfer of funds by Seller. The transaction is referred to herein as the “Transaction” and, unless otherwise agreed in writing, shall be governed by this Repurchase Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.”

(b)	Paragraph 3 of the Master Repurchase Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(a) Buyer shall notify Seller of its approval of the Purchased Assets via delivery to Seller of a written Purchase Confirmation in the form of Exhibit A to this Repurchase Agreement. The Purchase Confirmation shall set forth the actual Purchase Date for the Purchased Asset, as determined by Buyer in its sole discretion, and shall be countersigned and returned to Buyer by Seller no later than 3:00 p.m., New York, New York time, at least one (1) Business Day prior to the Purchase Date specified therein. On the Purchase Date, ownership of the Purchased Assets shall be transferred to Buyer or its designee, against the simultaneous wire transfer of the Purchase Price, less the Commitment Fee, to Seller or its designee not later than 3:00 p.m., New York, New York time. Simultaneously with the posting of such credit, Seller is hereby automatically and without further action of any kind deemed to have sold, transferred, conveyed and assigned to Buyer or its designee all the right, title and interest of Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related document or agreement.

(b) Notwithstanding that Buyer and Seller intend that the Transaction hereunder be a sale to Buyer of the Purchased Assets, Seller shall pay to Buyer an amount equal to the Price Differential of the Transaction for the most recently ended Accrual Period (each such payment, a “Periodic Price Differential Payment”) on each Payment Date. If Seller fails to make all or part of the Periodic Price Differential Payment by 3:00 p.m., New York, New York time, on a particular Payment Date, Seller shall be obligated to pay to Buyer (in addition to, and together with, the Periodic Price Differential Payment) interest on the unpaid amount of the Periodic Price Differential Payment at a rate per annum equal to the Post-Default Rate until the overdue Periodic Price Differential Payment (or the overdue portion thereof) is received in full by Buyer.

(c) On or before 3:00 p.m. (EST) on the Repurchase Date, Seller shall be required to repurchase the Purchased Assets for an amount equal to the Repurchase Price. Upon tender by the Seller of payment of the Repurchase Price for all Purchased Assets on the Repurchase Date, all right, title and interest in and entitlement to all Purchased Assets shall be deemed transferred to the Seller, and the Buyer shall, as soon as reasonably practicable, deliver all such Purchased Assets to the Seller. If Seller fails to repay part or all of the Repurchase Price then due and payable on the Repurchase Date, in addition to any resulting changes to the Price Differential that may have been caused by such a failure, Seller shall be obligated to repay (in addition to, and together with, the Repurchase Price), interest on the unpaid amount of the Repurchase Price at a rate per annum equal to the Post-Default Rate until the overdue Repurchase Price is received in full by Buyer.”

(c)	Paragraph 4 of the Master Repurchase Agreement is hereby deleted in its entirety and the following is substituted therefor:

“On a monthly basis on each Payment Date, Seller shall pay to Buyer (in addition to all other amounts otherwise due and payable in accordance with the applicable provisions of the Master Repurchase Agreement), for immediate application by Buyer to reduce the then-current Purchase Price, cash in the amount necessary to cause the Purchase Price to be reduced by an amount equal to at least the Mandatory Monthly Payment Amount, with Seller to receive a credit for all reductions in the Purchase Price made either on the applicable Payment Date or on any other previous Payment Dates pursuant to Paragraph 5 of the Master Repurchase Agreement. Nothing contained herein shall prohibit Seller from paying Buyer amounts in addition to the payment set forth above, which amounts shall be immediately applied by Buyer to reduce the then-current Purchase Price and credited to Seller.”

(d)	Paragraph 5 of the Master Repurchase Agreement is hereby deleted in its entirety and the following is substituted therefor:

“From and after an Event of Default and during the continuation thereof, Seller hereby agrees to instruct each applicable trustee and servicer to transfer all Income directly to Buyer, for application by Buyer on each Payment Date as set forth below. Notwithstanding the foregoing, if any payment of Income is paid directly to Seller, each such payment shall be deemed to have been made in trust to Seller for Buyer’s benefit, with the proceeds thereof to be immediately remitted to Buyer:

first, to the payment of all fees, expenses, and other obligations then due to Buyer pursuant to this Repurchase Agreement, other than the Price Differential and Purchase Price; second, to the payment of accrued and unpaid Price Differential; third, to reduce the Purchase Price until such amount has been reduced to zero; fourth, to the payment of Indemnified Amounts then due and owing to Buyer and the other Secured Parties pursuant to this Repurchase Agreement; and fifth, any other amounts owed to Buyer or any of its Affiliates by Seller, with any remaining excess to be returned to Seller.”

(e)	Paragraph 6 of the Master Repurchase Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(a) Although the transfer of the Purchased Assets from Seller to Buyer in connection with the Transaction is intended by the parties to be a sale by Seller to Buyer, and not a loan from Buyer to Seller, if the transfer is deemed to be a loan, Seller shall be deemed to have pledged, and does hereby pledge, to the Secured Parties as security for the performance by Seller of its obligations under the Transaction and each of the Purchase Documents, and shall be deemed to have granted, and does hereby grant to the Secured Parties, a security interest in the Purchased Assets with respect to the Transaction, all Income thereon and other proceeds thereof, other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Assets including the right to receive principal and interest payments with respect to the Purchased Assets, if any, all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts”, “instruments” and “investment property” as defined in the UCC relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing (collectively, the “Collateral”).

(b) This Paragraph 6 does not constitute and is not intended to result in a creation or an assumption by Buyer or any of the Secured Parties of any obligation of Seller or any other Person in connection with the Purchased Assets or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) Seller shall remain liable under the Purchased Assets to the extent set forth herein to perform all of its duties and obligations hereunder to the same extent as if this Repurchase Agreement had not been executed, (b) the exercise by the Secured Parties of any of their rights in the Purchased Assets shall not release Seller from any of its duties or obligations under the Purchased Assets, and (c) neither Buyer nor any other Secured Party shall have any obligations or liability under the Purchased Assets by reason of this Repurchase Agreement, nor shall Buyer or any Secured Party be obligated to perform any of the obligations or duties of Seller hereunder or to take any action to collect or enforce any claim for payment assigned hereunder.”

(f)	Paragraph 7 of the Master Repurchase Agreement is hereby amended by inserting the following after the existing paragraph:

“All of Seller’s right, title and interest in the Purchased Assets shall pass to Buyer on the Purchase Date. Seller shall deliver to Buyer or its designee a complete set of all transfer documents to be completed by Buyer, and executed copies of any transfer documents to be completed by Seller, in form sufficient to allow transfer and registration of the Purchased Assets in the name of Buyer or a securities intermediary identified by Buyer, no later than the Purchase Date for the Purchased Assets. The Purchased Assets shall not remain in the possession of Seller or any of its agents. Buyer and Seller shall cooperate to effect the registration of the Purchased Assets in the name of Buyer as promptly as practicable after the Purchase Date. If any Purchased Asset is not so registered on or before October 16, 2008, Seller shall immediately repurchase each such Purchased Asset at a purchase price determined by Buyer in its reasonable discretion except that if, on October 16, 2008, the registration has not been effected with respect to one or more of the Purchased Assets, then, so long as Seller, in Buyer’s reasonable judgment, is acting in good faith to re-register any Purchased Assets not re-registered by such deadline, Buyer will grant an extension of an additional reasonable period of time of a length chosen by Buyer in its sole discretion in order to allow completion of the registration. Upon repurchase of the Purchased Assets, Buyer shall deliver to Seller or its designee a complete set of all transfer documents to be completed by Seller and executed copies of any transfer documents to be completed by Buyer, in form sufficient to allow transfer and registration of the Purchased Assets in the name of Seller or a securities intermediary identified by Seller, no later than the Repurchase Date for the Purchased Assets.

(g)	Paragraph 8 of the Master Repurchase Agreement is hereby deleted in its entirety.

(h)	Paragraph 9 of the Master Repurchase agreement is hereby deleted in its entirety.

(i)	Paragraph 10 of the Master Repurchase Agreement is hereby amended by inserting the following after the existing paragraph:

“Seller continuously represents, warrants and covenants to Buyer that:

(i) Existence. Seller (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. Seller will (1) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises, (2) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, (3) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, (4) not change its jurisdiction of organization from the jurisdiction referred to in Annex II, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and (5) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(ii) Investment Company Act. Seller is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(iii) Collateral; Collateral Security. (a) Seller has not assigned, pledged, or otherwise conveyed or encumbered any portion of the Purchased Assets or other Collateral to any other Person, and immediately prior to the transfer of the Purchased Assets or any other Collateral to Buyer, Seller was the sole owner of the Purchased Assets or such other Collateral and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of Buyer hereunder; (b) the provisions of this Repurchase Agreement and the other Purchase Documents are effective to (1) grant Buyer a 100% ownership interest in the Purchased Assets transferred to Buyer in accordance with this Repurchase Agreement or (2) create in favor of Buyer a valid, perfected and first priority security interest in all right, title and interest of Seller in, to and under the Collateral; (c) upon payment by Buyer to Seller of the Purchase Price and the registration of the Purchased Assets in the name of Buyer, Buyer shall have a fully perfected first priority security interest prior to any other security interests therein other than Liens to be released simultaneously with the Liens granted in favor of Buyer, in the Purchased Assets evidenced thereby; and (d) upon the filing with the Secretary of State of Delaware of financing statements on Form UCC-1 naming Buyer as “Secured Party” and Seller as “Debtor”, and describing the Collateral, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests prior to any other security interests therein under the UCC in all right, title and interest of Seller in, to and under such Collateral which can be perfected by filing under the UCC.

(iv) No Reliance. Seller is not relying upon any advice from Buyer as to any aspect of the Transaction, including, without limitation, the legal, accounting or tax treatment of the Transaction.

(v) Broker Status. Seller is not a broker (including a bank acting in that capacity) or a securities intermediary.

(vi) Reports and Deliveries.

(a) Seller shall deliver or otherwise make available to Buyer, copies of all Exchange Act Reports within one (1) Business Day of filing.

(b) Seller shall deliver or otherwise make available to Buyer, as soon as actually received by Seller, but in no event more than 5 days after receipt thereof, all trustee reports or any information provided by third-parties in regard to the Purchased Assets or the Collateral.

(c) As requested by Buyer, and only after Buyer has executed a confidentiality agreement reasonably acceptable to Seller, Seller and its management shall provide Buyer with access on an expedited basis to any and all material non-public information deemed by Buyer to be relevant to any of the issues relating in any way to the transactions contemplated by or any of the terms and conditions set forth in this Repurchase Agreement.

(vii) Notices. Seller shall give notice to Buyer immediately upon:

(a) receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b) receipt by Seller of any principal prepayment (in full or partial) with respect to the Purchased Assets to the extent such principal prepayment is not otherwise paid or delivered to Buyer;

(c) actual knowledge of (1) any Lien or security interest (other than security interests created hereby or by the other Purchase Documents) on, or claim asserted against, any of the Collateral or (2) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect; provided, in each case, such information is not otherwise reported to Buyer by the applicable party pursuant to the terms of the applicable Securitization Transaction Documents;

(d) upon the receipt by Seller of written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the Purchased Asset is or is reasonably likely to become obligated; provided, in each case, such information is not otherwise reported to Buyer by the applicable party pursuant to the terms of the applicable Securitization Transaction Documents; and

(e) each notice pursuant to this Paragraph 10(vi) shall be accompanied by a statement of a Responsible Officer of Seller, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

(viii) Limitation on Indebtedness. Seller shall not incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness of the Seller under this Repurchase Agreement or under any Warrant Agreements and (ii) Indebtedness outstanding on the date hereof and listed on Schedule E.

(ix) Limitations on Liens.

(a) Without prior written consent of Buyer, Seller will not: (i) assign, sell, transfer, pledge or grant any security interest in or lien on any portion of the Purchased Assets to anyone except Buyer, permit any financing statement (except any financing statements in favor of Buyer) or assignment (except for any assignments in favor of Buyer) to be on file in any public office with respect thereto, (ii) permit or suffer to exist any security interest, lien, charge, encumbrance or right of others to attach to any portion of the Purchased Assets, except as contemplated by this Repurchase Agreement or any of the Purchase Documents, or (iii) consent to any amendment or supplement to the documents pursuant to which any Purchased Asset was issued that would materially and adversely affect Buyer’s interests hereunder or with respect to any Purchased Asset.

(b) Immediately upon notice to Seller of a Lien or any circumstance which if adversely determined would be reasonably likely to give rise to a Lien (other than in favor of Buyer or created by or through Buyer) on any portion of the Purchased Assets, Seller will defend the Purchased Assets against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to any portion of the Purchased Assets (other than any security interest created under this Repurchase Agreement), and Seller will defend the right, title and interest of Buyer in and to the Purchased Assets against the adverse claims and demands of all persons whomsoever. Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume, suffer or permit to exist any Lien on any portion of the Purchased Assets, whether now existing or hereafter transferred hereunder, or any interest therein, and Seller will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. Seller will promptly notify Buyer of the existence of any Lien on any portion of the Purchased Assets.

(x) Limitation on Distributions. After the occurrence and during the continuation of any Event of Default, Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of Seller, either directly or indirectly, whether in cash or property or in obligations of Seller or any of Seller’s consolidated subsidiaries. Notwithstanding anything contained herein to the contrary, the provisions of this subsection shall not apply to distributions made by the issuers of the Purchased Assets. The restrictions of this section shall terminate upon the cure of the applicable Events of Default.

(xi) Amendments to Purchased Asset Documents. Seller shall not consent to any changes to or waivers of the terms of any of the documents relating to any of the Purchased Assets without the prior written approval of Buyer, such approval not to be unreasonably withheld.

(xii) Organizational Documents. Upon execution of this Repurchase Agreement, Seller agrees to deliver, at the request a copy of its certificate of incorporation, by-laws, resolutions or such other organizational documents evidencing its corporate existence and authority to enter into this Repurchase Agreement and the Transaction contemplated hereunder (the “Operative Documents”). An incumbency certificate or other evidence of the incumbency, authority and specimen signature of any person executing this Repurchase Agreement or any related documentation, or authorized persons permitted to enter into the Transaction, shall also be provided upon reasonable request.

(xiii) No Breach. Neither (a) the execution and delivery of the Purchase Documents nor (b) the consummation of the Transaction contemplated hereunder will conflict with or result in a breach of Seller’s Operative Documents, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any material agreement or instrument to which Seller or any of its Affiliates is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any lien (except for the liens created pursuant to this Repurchase Agreement) upon any property of Seller or any of its Affiliates pursuant to the terms of any such agreement or instrument.

(xiv) Action. Seller has all necessary limited liability company power or other power, authority and legal right to execute, deliver and perform its obligations under each of the Purchase Documents; the execution, delivery and performance by Seller of each of the Purchase Documents have been duly authorized by all necessary limited liability company acts or other action on its part; and each Purchase Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms..

(xvi) Purchased Assets. Seller hereby covenants and agrees that each of the representations and warranties set forth on the attached Exhibit B hereto shall at all times be true and correct.

(xvii) Litigation. Except as set forth in the Exchange Act Reports or as otherwise disclosed by Seller to Buyer, there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or any Parent Guarantor or affecting any of the Property of either of them before any Governmental Authority (i) that questions or challenges the validity or enforceability of any of the Purchase Documents or any action to be taken in connection with the transactions contemplated hereby or (ii) which, individually or in the aggregate, could reasonably be likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect.

(xviii) Taxes. Seller and each of its Affiliates has timely filed, and will timely file, all federal income Tax returns and all other material Tax returns that are required to be filed by them and have timely paid, and will timely pay, all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been provided. The charges, accruals and reserves on the books of Seller and its Affiliates in respect of Taxes and other governmental charges are adequate.

(xix) Principal Executive Office/Jurisdiction of Organization. On the Purchase Date, and during the four months immediately preceding the Purchase Date, Seller’s principal executive office, is, and has been, located at its address listed on Annex II hereto. On the Purchase Date, the jurisdiction of organization of Seller is the State of Delaware.

(xx) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Purchase Documents, or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, to its knowledge, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. No fraudulent acts were committed by Seller in connection with its acquisition of the Purchased Assets. There is no fact known to a Responsible Officer of Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Purchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(xxi) Inconsistent Agreements. Seller shall not, directly or indirectly, enter into any material agreement containing any material provision which would be violated or breached by the Transaction hereunder or by the performance by Seller of its obligations under any Purchase Document.

(xxii) Real Estate Investment Trust.

(a) Seller is owned 100% by Taberna Realty Finance Trust and is treated as a qualified REIT subsidiary as defined in Section 856 of the Code.

(b) Taberna Realty Finance Trust, (i) for its current “tax year” (as defined in the Code) is, and for all future tax years will be, organized in conformity with the requirements for qualification as a REIT, and its actual method of operations and its proposed method of operations will enable it to meet the requirements for qualification and taxation as a REIT, and (ii) for all prior tax years qualified as, a REIT as defined in Section 856 of the Code and is and was entitled to a dividends paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims or claimed a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

(c) RAIT Financial Trust, (i) for its current “tax year” (as defined in the Code) is, and for all future tax years will be, organized in conformity with the requirements for qualification as a REIT, and its actual method of operations and its proposed method of operations will enable it to meet the requirements for qualification and taxation as a REIT, and (ii) for all prior tax years qualified as, a REIT as defined in Section 856 of the Code and is and was entitled to a dividends paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims or claimed a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

(j)	Paragraph 11 of the Master Repurchase Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(a) Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(i) Seller fails to repurchase the Purchased Assets on the Repurchase Date;

(ii) Seller fails to comply with Paragraph 4 hereof;

(iii) an Act of Insolvency occurs with respect to Seller;

(iv) any representation made by Seller shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and shall not have been remedied within 30 days of the earlier of (i) written notice thereof by Buyer or (ii) the date Seller obtains actual knowledge thereof; provided that, (a) such breach is capable of being cured and (b) Seller diligently and continuously pursues such cure in good faith (the sufficiency of Seller’s efforts being determined by Seller in its sole discretion);

(v) (A) there occurs or exists, in relation to Seller, an event or condition in respect of Seller under one or more agreements or instruments relating to Indebtedness of Seller in excess of $15,000,000, that has resulted in such Indebtedness becoming, or becoming capable at such time of being declared due and payable under such agreements or instruments before it would otherwise have been due and payable, or (B) Seller fails to make one or more payments on the applicable due dates under such agreements or instruments (after giving effect to any applicable grace period) in an aggregate amount exceeding $100,000;

(vi) Buyer shall for any reason not have either (A) a valid ownership interest in the Purchased Assets, free of any claims that are adverse to Seller or Buyer, or (B) a valid, enforceable first priority security interest in the Purchased Assets and the Collateral purported to be covered hereby, and, in each case, such default is not remedied to the Buyer’s satisfaction within 5 Business Days after the occurrence thereof;

(vii) Seller shall merge or consolidate into any entity, and such entity is, in Buyer’s opinion, materially weaker than Seller prior to any such merger or consolidation;

(viii) Seller shall grant any Lien on the Purchased Assets or the Collateral, other than in favor of Buyer;

(ix) Seller shall suffer to exist any Lien on the Purchased Assets or the Collateral, other than in favor of Buyer, and such default is not remedied to the Buyer’s satisfaction within 30 days after the occurrence thereof; provided that if (1) such Lien is not subordinate to Buyer’s ownership interest (or security interest, as applicable) or (2) a default pursuant to clause (vi) above is continuing, a default under this clause (ix) must be remedied to the Buyer’s satisfaction within 5 Business Days after the occurrence thereof;

(x) (A) any of Seller’s respective Operative Documents are terminated or cease to be in full force and effect, or (B) there is a change to or modification of Seller’s Operative Documents, or to the nature of Seller’s business, and such action has, a Material Adverse Effect;

(xi) the Guarantee Agreement or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect and not replaced, or the enforceability thereof shall be contested by Seller or any Parent Guarantor;

(xii) the breach by any Parent Guarantor of any material term or condition set forth in the Guarantee Agreement, or of any material representation, warranty, certification or covenant made or deemed made in the Guarantee Agreement by such Parent Guarantor (subject, in each case, to any applicable grace periods), or if any certificate furnished by any Parent Guarantor to Buyer pursuant to the provisions hereof or thereof, or any information with respect to the Purchased Assets, CWHL Assets or any other Collateral furnished in writing on behalf of any Parent Guarantor shall prove to have been materially false or misleading in any respect as of the time made or furnished;

(xiii) the Affiliate Repurchase Agreement or a replacement therefor acceptable to Buyer shall for whatever reason be terminated (other than because all obligations thereunder have been paid in full in accordance with its terms) or cease to be in full force and effect and not replaced, or the enforceability thereof shall be contested by the seller thereof;

(xiv) the occurrence and continuance of a Default or Event of Default under the Affiliate Repurchase Agreement;

(xv) Seller shall admit to the Buyer in writing its inability to, or its intention not to, perform any of its obligations hereunder;

(xvi) the failure of Seller to be 100% owned by Taberna Realty Finance Trust and treated as a qualified REIT subsidiary as defined in Section 856 of the Code;

(xvi) the failure of Taberna Realty Finance Trust to continue to be qualified as a REIT and to be entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service for such year;

(xvii) the failure of RAIT Financial Trust to continue to be qualified as a REIT and to be entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service for such year; or

(xviii) the failure to make a scheduled payment of interest to the holder of either Purchased Asset.

(b) Upon the occurrence and during the continuance of an Event of Default, Buyer may, at its option and at any time (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for the Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (but in the case of a Event of Default under Paragraph 11(a)(xviii), the Repurchase Date shall be the fourth Business Day after the occurrence of such Event of Default). Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Seller of the exercise of such option as promptly as practicable.

(c) If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (b) of this Paragraph 11, (i) Seller’s obligations in the Transaction to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (b) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the unpaid Repurchase Price and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately deliver to Buyer any Purchased Assets or other Collateral subject to the Transaction then in Seller’s possession or control.

(d) If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (b) of this Paragraph 11, Buyer, without prior notice to Seller, may (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as Buyer may reasonably deem satisfactory, any or all Purchased Assets and other Collateral subject to the Transaction (provided, however, that any such sale must be made to a REIT or a qualified REIT subsidiary as defined in Section 856 of the Code if such requirement is specified in the underlying documents for such Purchased Asset) and apply the proceeds thereof to the unpaid Repurchase Price and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets or other Collateral, to give Seller credit for such Purchased Assets or other Collateral in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the unpaid Repurchase Price and any other amounts owing by Seller hereunder.

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset or other Collateral, Buyer may establish the source therefor in its sole discretion exercised in good faith and (2) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets or other Collateral).

(e) Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses incurred by Buyer in connection with or as a result of an Event of Default and (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default.

(f) To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this Paragraph 11(g) shall be at a rate equal to the Post-Default Rate.

(g) Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(h) Buyer shall have the right to obtain physical possession of all files of Seller relating to the Collateral and all documents relating to the Collateral that are then or may thereafter come into the possession of Seller or any third party acting for Seller (other than the portion thereof that consists solely of internal analysis prepared by Seller) and Seller shall deliver to Buyer such assignments as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Seller contained in this Repurchase Agreement.

(i) Upon the occurrence and during the continuance of Net Worth Event, Buyer may, at its option and at any time, declare that the Repurchase Date for the Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur. Buyer shall give notice to Seller of the exercise of such option as promptly as practicable. For the avoidance of doubt, failure by the Seller to repurchase the Purchased Assets on such Repurchase Date shall constitute an Event of Default pursuant to Paragraph 11(a)(i) hereunder.

(j) Paragraph 15 of the Master Repurchase Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(a) Seller may not assign any of its rights or obligations under this Repurchase Agreement. Buyer may at any time assign all of its rights and obligations under this Repurchase Agreement to a single entity that (i) is then-currently a REIT including, without limitation, to any Affiliate of Buyer that is then-currently a REIT, (ii) is then-currently a Qualified Institutional Buyer (as defined in the Securitization Documents) including, without limitation, to any Affiliate of Buyer that is then-currently a Qualified Institutional Buyer and (iii) simultaneously agrees to bound by the transfer restriction set forth in Paragraph 11(d) of this Repurchase Agreement and otherwise complies with all of the other requirements of the applicable securitization transaction. Seller agrees to cooperate with Buyer in connection with any such assignment, and to enter into such restatements of, and amendments, supplements and other modifications to, this Repurchase Agreement in order to give effect thereto.

(b) Title to the Purchased Assets shall pass to Buyer, and Buyer shall have free and unrestricted use of the Purchased Assets. Nothing in this Repurchase Agreement shall preclude Buyer from engaging in repurchase transactions with any of the Purchased Assets and Collateral or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating any of the Purchased Assets and Collateral, all on terms that Buyer may determine in its sole discretion; provided, however, that absent a default by the Seller, the Secured Parties may not cause the Purchased Assets or Collateral to be sold for federal income tax purposes, it being understood that a pledge of the Purchased Assets or Collateral by a Secured Party or a Secured Party entering into a repurchase agreement with respect to the Purchased Assets or Collateral that is treated as a financing for federal income tax purposes shall not cause the Purchased Assets or Collateral to be sold for federal income tax purposes, so long as the pledgee or buyer may not, in turn, sell, pledge, rehypothecate, or otherwise transfer the Purchased Assets or Collateral; provided further that Buyer shall transfer the Purchased Assets to Seller on the Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim on the Purchased Assets. Nothing contained in this Repurchase Agreement shall obligate Buyer to segregate the Purchased Assets or Collateral transferred to Buyer by Seller.

Notwithstanding any other provision hereof, absent a default by the Seller, the Secured Parties and Seller agree to treat each Transaction as a loan by the Secured Party to Seller that is secured by the Purchased Assets and the Collateral for U.S. federal, state and local income tax purposes unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code.”

3.	FURTHER ASSURANCES. Seller shall promptly provide such further assurances or agreements as Buyer may reasonably request in order to effect the purposes of this Repurchase Agreement. In addition, Seller agrees, at Buyer’s request, to take all actions reasonably necessary to restructure the terms of this Repurchase Agreement.

4.	COUNTERPARTS. This Repurchase Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

5.	REMEDIES; WAIVER.

(i)	Upon the occurrence of an Event of Default, the Secured Parties shall have, with respect to the security interest in the Purchased Assets granted pursuant to Paragraph 6 of this Repurchase Agreement, and in addition to all other rights and remedies available to Buyer and the Secured Parties under this Repurchase Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

(ii)	Seller agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any of the Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Repurchase Agreement, or the absolute sale of the Purchased Assets or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of buyers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the Properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Repurchase Agreement may sell the Purchased Assets as an entirety or in such parcels as Buyer or such court may determine.

(iii)	No failure on the part of Buyer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

6.	TAXES.

(a) Any and all payments by or on behalf of the Seller under or in respect of this Repurchase Agreement or any Purchased Asset or Collateral shall be made free and clear of, and without deduction or withholding for or on account of Taxes, unless required by law. If Taxes shall be required to be deducted or withheld any from or in respect of any sum payable under or in respect of this Repurchase Agreement or any Purchased Asset or Collateral to a Secured Party (i) all such deductions and withholdings in respect of Taxes shall be made and paid to the relevant taxation authority or in accordance with any requirement of law, and (ii) the sum payable by Seller shall be increased as may be necessary so that after all required deductions and withholdings have been made (including deductions and withholdings applicable to additional amounts payable under this Section 6) such Secured Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Secured Party, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Secured Party is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Secured Party having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) In addition, Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement (collectively, “Other Taxes”).

(c) Seller hereby agrees to indemnify the Secured Parties and their direct or indirect beneficial owners for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed on the Secured Parties and their direct or indirect beneficial owners by any jurisdiction on amounts payable under this Section 6 and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Seller provided for in this Section 6(c) shall apply and be made whether or not the Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Seller under the indemnity set forth in this Section 6(c) shall be paid within ten (10) days from the date on which the Secured Party makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes, Seller (or any Person making such payment on behalf of Seller) shall furnish to the Secured Party for its own account a certified copy of the original official receipt evidencing payment thereof.

(e) For purposes of this Section 6(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code. Each Secured Party (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Secured Party”) shall deliver or cause to be delivered to Seller the following properly completed and duly executed documents:

(i) in the case of a Non-Exempt Secured Party that is not a United States person or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Service Form W-8BEN with Part II completed in which the Secured Party claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of a Non-Exempt Secured Party that is an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit C (a “Section 6 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Non-Exempt Secured Party that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iv) in the case of a Non-Exempt Secured Party that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 6 Certificate; or

(v) in the case of a Non-Exempt Secured Party that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 6 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (for purposes of this Section 6(e)(v) all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 6(e) if such beneficial owner were a Secured Party, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Secured Party is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of Seller, provided, however, that Secured Party shall be provided an opportunity to establish such compliance as reasonable; or

(vi) in the case of a Non-Exempt Secured Party that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 6(e) with respect to its beneficial owner if such beneficial owner were the Secured Party; or

(vii) in the case of a Non-Exempt Secured Party that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 6 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were a Secured Party.

If the Secured Party provides a form pursuant to clause (i)(x) and the form provided by the Secured Party at the time such Secured Party first becomes a party to this Repurchase Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Secured Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Repurchase Agreement, Secured Party transferor was entitled to indemnification or additional amounts under this Section 6, then the Secured Party assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Secured Party transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Secured Party assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f) For any period with respect to which a Secured Party has failed to provide Seller with the appropriate form, certificate or other document described in subsection (e) of this Section 6 (other than (i) if such failure is due to a change in any requirement of law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or (ii) if it is legally inadvisable or otherwise commercially disadvantageous for such Secured Party to deliver such form, certificate or other document), such Secured Party shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 6 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Secured Party become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Seller shall take such steps as such Secured Party shall reasonably request, to assist such Secured Party in recovering such Non-Excluded Taxes.

(g) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 6 shall survive the termination of this Repurchase Agreement and the other Transaction Documents. Nothing contained in this Section 6 shall require the Secured Parties to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

7.	INDEMNIFICATION.

(a)	Without limiting any other rights that any such Person may have hereunder or under Applicable Law, Seller hereby agrees to indemnify and hold harmless, Buyer, the Secured Parties and each of their respective assigns and officers, directors, shareholders, owners, members, partners, attorneys, Affiliates, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related documented costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or any of them arising out of or as a result of this Repurchase Agreement or the security interest in the Collateral granted to Buyer or the ownership of an interest in the Purchased Assets or in respect of the Purchased Asset or any commitment to purchase the Purchased Assets, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against any and all damages, losses, claims, liabilities and related documented costs and expenses (including attorneys’ fees) with respect to the Purchased Assets or any Collateral relating to or arising out of any environmental condition or any violation or alleged violation of any law, rule or regulation, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. If Seller has made any indemnity payment pursuant to this Section 7 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then, the recipient shall repay to Seller an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Indemnified Amounts with respect to or resulting from:

(1)	any representation or warranty made or deemed made by Seller or any of their respective officers under or in connection with this Repurchase Agreement that shall have been false or incorrect in any material respect when made or deemed made or delivered;

(2)	the failure by Seller to comply with any term, provision or covenant contained in this Repurchase Agreement or any agreement executed in connection therewith beyond any applicable notice and cure periods, or with any Applicable Law or with respect to the Purchased Assets, or the nonconformity of the Purchased Assets with any such Applicable Law;

(3)	the failure to vest and maintain vested in Buyer an undivided ownership interest or perfected security interest in the Purchased Assets, together with all Income, free and clear of any Lien (other than Permitted Liens), whether existing at the time of the Transaction or at any time thereafter;

(4)	the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Purchased Assets, whether at the time of the Transaction or at any subsequent time;

(5)	any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to the Purchased Assets (including, without limitation, a defense based on the Purchased Assets not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to the Purchased Assets or the furnishing or failure to furnish such merchandise or services;

(6)	any failure of Seller to perform its duties or obligations in accordance with the provisions of this Repurchase Agreement or any failure by Seller or any Affiliate of Seller to perform their respective duties under the Purchased Assets;

(7)	the failure of Seller to remit (or cause the appropriate party to remit) any Income due hereunder to Buyer pursuant to this Repurchase Agreement on or before the date such Income is required to be transferred directly to Buyer (whether by the exercise of setoff rights or otherwise);

(8)	any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of Seller to qualify to do business or file any notice or business activity report or any similar report;

(9)	any action taken by Seller in the enforcement, collection or foreclosure of the Purchased Assets;

(10)	any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Purchased Assets or services that are the subject of the Purchased Assets;

(11)	any claim, suit or action of any kind or nature whatsoever, in respect of the Purchased Assets, arising out of or in connection with Environmental Laws, including any vicarious liability;

(12)	the failure by Seller to pay when due any Taxes for which Seller is liable, including, without limitation, sales, excise or personal property taxes payable in connection with the Purchased Assets;

(13)	any repayment by Buyer or a Secured Party of any amount previously distributed in payment of the Repurchase Price of the Purchased Assets, payment of Price Differential or any other amount due hereunder, in each case which amount Buyer or a Secured Party believes in good faith is required to be repaid;

(14)	the commingling by Seller or any of its Affiliates of Income on the Purchased Assets at any time with other funds;

(15)	any investigation, litigation or proceeding related to this Repurchase Agreement or the use of proceeds of the Transaction or the security interest in the Purchased Assets;

(16)	the use of the proceeds of the Transaction in a manner other than as provided in this Repurchase Agreement;

(17)	the Purchased Assets treated as or represented as satisfying the criteria set forth in this Repurchase Agreement for purchase hereunder, at the applicable time, does not satisfy the foregoing criteria; or

(18)	the exercise by any Obligor of any rights of setoff against Seller or any of its Affiliates or the exercise of any rights by an Obligor that impacts, impairs, reduces or diminishes any Income or any Purchased Asset.

(b)	In the case of an investigation, litigation or other proceeding to which the indemnity in Section 7(a) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Seller, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party otherwise a party thereto. Seller agrees not to assert any claim against any Indemnified Party, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to this Repurchase Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Transaction. In any suit, proceeding or action brought by an Indemnified Party in connection with the Purchased Assets for any sum owing thereunder, or to enforce any provisions of the Purchased Assets, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, Indebtedness or liability at any time owing to or in favor of such account debtor or Obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Repurchase Agreement or any transaction contemplated hereby or thereby, including, without limitation, the fees and disbursements of its counsel.

(c)	Seller shall, whether or not the Transaction contemplated hereby is consummated, promptly: (i) pay as when billed by Buyer, all reasonable out-of-pocket costs and expenses of any Indemnified Party in connection with the enforcement of this Repurchase Agreement and the enforcement of any amendment, waiver or consent relating hereto or thereto and the documents and instruments referred to herein and therein (and the amount of such costs and expenses shall, until paid, bear interest at the Pricing Rate (or at the Post-Default Rate, at any time the Post-Default Rate is applicable to the Transaction)); (ii) pay and hold the Indemnified Parties harmless from and against any and all present and future stamp, documentary, issue, sales and use, value added, property and other similar Taxes with respect to the matters described in foregoing clause (i) and hold the Indemnified Parties harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes; and (iii) indemnify each Indemnified Party from and hold each of them harmless against any and all Indemnified Amounts incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, the entering into and/or performance of this Repurchase Agreement or the use of the proceeds of the Transaction hereunder or the consummation of any transactions contemplated herein.

(d)	Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 7 shall survive the repayment of all amounts owing to Buyer by Seller under this Repurchase Agreement and the termination of the commitment of Buyer hereunder.

(e)	Indemnification under this Section 7 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

(f)	Without limiting the rights and remedies of the Buyer under the Purchase Documents, Seller shall pay the Buyer’s documented out of pocket costs and expenses, including without limitation, expenses of accountants and external counsel, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Purchase Documents and the Transaction thereunder. Seller agrees to pay the Buyer on demand all costs and expenses (including expenses actually incurred to external counsel for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by the Buyer of any obligations of Seller in respect of the Purchased Assets and the Collateral, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Purchased Assets and/or the Collateral and for the custody, care or preservation of the Purchased Assets and the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay the Buyer on demand all documented costs and expenses (including reasonable expenses for legal services actually incurred to external counsel) incurred in connection with registering the Purchased Assets in the name of the Buyer or its nominee. All such expenses shall be recourse obligations of Seller to the Buyer under this Repurchase Agreement.

8.	NOTICES. With respect to any notices, statements, demands or other communications delivered to Buyer by Seller pursuant to this Repurchase Agreement, Seller shall deliver a copy of any such notice, statement, demand or other communication to Buyer at the address specified in Annex II hereto.

9.	JURISDICTION; WAIVER OF JURY TRIAL.

(a)	EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON–EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

(b)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS REPURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

10.	AMENDMENTS AND WAIVERS. No amendment, waiver or other modification of any provision of this Repurchase Agreement shall be effective without the written agreement of Seller and Buyer. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any provision of this Repurchase Agreement may be waived by Buyer; provided, that no failure or delay on the part of Buyer in exercising any right, power or privilege hereunder or under any other Purchase Document and no course of dealing with respect to any right, power or privilege hereunder or under any other Purchase Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Purchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Purchase Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which Buyer would otherwise have. No notice to or demand on Seller in any case shall entitle Seller to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand. An Event of Default under this Repurchase Agreement shall be deemed to be continuing unless subsequently cured by Seller or expressly waived by Buyer in writing.

11.	RIGHT OF SET-OFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller hereby grants to Buyer and its Affiliates a right of offset, to secure repayment of all amounts owing to Buyer and its Affiliates by Seller under the Purchase Documents, upon any and all monies, securities, collateral or other Property of Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and their respective successors and assigns (including, without limitation, branches and agencies of Buyer or its Affiliates wherever located), for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller at any time existing. Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller under the Purchase Documents, irrespective of whether either of Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by Seller under the Purchase Documents, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE PURCHASE DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER. Seller, on its behalf and expressly on behalf of all of its present and future Affiliates, hereby waives any right of setoff it may have or to which it may be entitled under this Repurchase Agreement from time to time against Buyer or its Affiliates or their assets.

12.	RECOURSE. Notwithstanding anything contained in this Repurchase Agreement to the contrary, (a) Buyer shall not take any action without the express written instruction of Cedric and (b) Seller and Cedric agree that Seller’s only recourse shall be against Cedric and not Buyer.

13.	AGENCY AGREEMENT. Seller acknowledges and agrees and consents to the entry to the Agency Agreement by the parties thereto. Pursuant to the terms of the Agency Agreement, Cedric shall retain control over the actions of Buyer in regards to this Repurchase Agreement and all transactions hereunder.

Schedule A

Purchased Assets

Bloomberg Deal			Current Notional
Name	Bond Name	Current Face Amount	Amount	CUSIP	ISIN
RTPF 2007-2A	D	$11,625,000		751021ALO	US751021ALO8

	E	$8,400,000		751021AN6	US751021AN63

Schedule E

Existing Indebtedness

None.

EXHIBIT A

FORM OF PURCHASE CONFIRMATION

Ladies and Gentlemen:

Wilmington Trust Company, as agent for Cedric LLC, is pleased to deliver our written confirmation of our agreement to enter into the Transaction under the Master Repurchase Agreement, dated as of September 19, 2008 (the “Repurchase Agreement”), between Wilmington Trust Company, as agent for Cedric LLC, as buyer, and RAIT CRE Holdings, LLC, as seller, pursuant to which we will purchase from seller the Purchased Assets identified below. Capitalized terms used herein without definition have the meanings given in the Repurchase Agreement.

Purchase Date:	__________________, 2008
Purchased Assets:	Each of the assets described on the attached Schedule A hereto.
Purchase Price:	$3,000,000
Repurchase Date:	The 9th Payment Date following the date of the Repurchase
Agreement
Pricing Rate:	The Pricing Rate
Commitment Fee:	$31,090.91

Delivered to Seller on      , 2008

WILMINGTON TRUST COMPANY,
as agent for Cedric LLC

By:
Name:
Title:

Returned to Buyer on      , 2008

AGREED AND ACKNOWLEDGED:

RAIT CRE HOLDINGS, LLC

By:

Name:
Title:

Schedule A to

Purchase Confirmation

Schedule A

			Current Notional
Bloomberg Deal Name	Bond Name	Current Face Amount	Amount	CUSIP	ISIN
RTPF 2007-2A	D	$11,625,000		751021ALO	US751021ALO8

	E	$8,400,000		751021AN6	US751021AN63

EXHIBIT B

REPRESENTATIONS AND WARRANTIES

REGARDING THE PURCHASED ASSETS

1.	The Purchased Assets consists of pass-through certificates representing a beneficial ownership interest in one or more real estate mortgage investment conduits consisting of one or more first lien mortgage loans secured by commercial and/or multifamily properties.

2.	Seller has full right, power and authority to sell and assign the Purchased Assets, and the Purchased Assets have not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

3.	Seller has delivered to Buyer or its designee evidence of re-registration of the Purchased Assets to the securities intermediary in Buyer’s name on behalf of Buyer.

4.	As of the date of its issuance, the Purchased Assets complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the issuance thereof including, without limitation, any registration requirements of the Securities Act of 1933, as amended.

5.	Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of any of the Purchased Assets are or may become obligated.

EXHIBIT C

FORM OF SECTION 6 CERTIFICATE

Reference is hereby made to the MASTER REPURCHASE AGREEMENT, dated as of [     ], 2008, between RAIT CRE Holdings, LLC (the “Seller”) and Wilmington Trust Company, as agent for Cedric LLC (the “Buyer”) (the “Repurchase Agreement”). Pursuant to the provisions of Section 6 of the Repurchase Agreement, the undersigned hereby certifies that:

1.	It is a natural individual person, treated as a corporation for U.S. federal income tax purposes, disregarded for federal income tax purposes (in which case a copy of this Section 6 Certificate is attached in respect of its sole beneficial owner), or treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.	It is the beneficial owner of amounts received pursuant to the Repurchase Agreement.

3.	It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Repurchase Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.	It is not a 10-percent shareholder of Seller within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5.	It is not a controlled foreign corporation that is related to Seller within the meaning of section 881(c)(3)(C) of the Code.

6.	Amounts paid to it under the Repurchase Agreement are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By:

Title:

Date:      ,

ANNEX II

Names and Addresses for Communications Between Parties

WILMINGTON TRUST COMPANY

1100 NORTH MARKET STREET

WILMINGTON, DELAWARE 19890-1600

ATTENTION: CORPORATE TRUST ADMINISTRATOR/CEDRIC

with a copy to:

CEDRIC LLC

C/O ANGELO GORDON & CO.

245 PARK AVENUE

NEW YORK, NEW YORK 10167

ATTENTION: MR. DAVID ROBERTS

RAIT CRE HOLDINGS, LLC

2929 ARCH STREET

17th FLOOR

PHILADELPHIA, PA 19104

Tel: (215) 243-9033

Fax: (215) 243-9064

ATTENTION: CHIEF LEGAL OFFICER

with a copy to:

LEDGEWOOD

1900 MARKET ST., SUITE 750

PHILADELPHIA, PA 19103

TEL: 215.731.9450

FAX: 215.735.2513

ATTENTION: LISA A. ERNST